Exhibit 10.17

AMENDMENT NO. 5

INTERNATIONAL PAPER COMPANY

UNFUNDED SUPPLEMENTAL RETIREMENT PLAN

FOR SENIOR MANAGERS

The International Paper Company Unfunded Supplemental Retirement Plan for Senior Managers (the “SERP”) is hereby amended effective the 31st day of October 2009 as follows:

1.	By inserting the following new language immediately at the end of Section 5(A)(i) (“Calculation of the Amount of the Supplemental Benefit for Participants in the Plan Prior to July 1, 2004”):

(i)	; provided however, that with regard to any Participant (i) whose employment is involuntarily terminated during the period of October 31, 2009 through December 31, 2009, and (ii) has met the Vesting requirements set forth in Section 4 as of the date of termination of employment, such Participant’s annual Unrestricted Benefit shall be determined under the terms of the Pension Restoration Plan with (A) a credit of three additional years of age for purposes of determining (i) eligibility for retirement on an Early Retirement Date or Normal Retirement Date and (ii) the early retirement reduction factor, if any, applied to the benefit and (B) three additional years of Vesting Service for purposes of (i) determining eligibility for retirement on an Early Retirement Date and (ii) a credit of three additional years of Credited Service for determining the amount of the benefit payable on Early, Normal or Postponed Retirement Date, whichever is applicable. The enhancement described in this subparagraph shall apply solely to the calculation described in this paragraph (i) and shall not apply to calculations made under paragraph (ii), below.